Exhibit (a)(1)

XL CAPITAL LTD
SECURITY CAPITAL ASSURANCE LTD

OFFER TO EXCHANGE

Dated November 13, 2006

OUTSTANDING ELIGIBLE RESTRICTED CLASS A ORDINARY SHARES AND
OUTSTANDING ELIGIBLE OPTIONS TO PURCHASE CLASS A ORDINARY SHARES
UNDER THE XL CAPITAL LTD AMENDED AND RESTATED 1991 PERFORMANCE INCENTIVE PROGRAM AND THE XL CAPITAL LTD 1999 PERFORMANCE INCENTIVE PROGRAM

THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON
December 11, 2006 AT 5:00 P.M., EASTERN STANDARD TIME,
UNLESS THE OFFER IS EXTENDED

This Offer first commenced on November 13, 2006

XL Capital Ltd (“XL”) and Security Capital Assurance Ltd (“SCA”) are offering eligible employees the opportunity to exchange all (but not less than all) of their outstanding eligible unvested restricted Class A Ordinary Shares of XL and eligible options to purchase Class A Ordinary Shares of XL for a long term incentive plan award (the “LTIP Award”) from SCA to be granted under SCA’s long term incentive and share award plan (the “SCA Plan”), as described in the materials that follow. XL and SCA are making this offer upon the terms and subject to the conditions set forth in this document and the accompanying Letter of Transmittal. XL and SCA will refer to eligible unvested restricted Class A Ordinary Shares of XL as “eligible restricted stock” and, collectively with eligible stock options, as “eligible securities.” For purposes of this entire document, these materials will be referred to as the “offering materials.” “Eligible employees” means those employees of SCA or its subsidiaries, other than the Chief Executive Officer of SCA, who, prior to the initial public offering of SCA’s common shares, were employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provided services to these businesses and who have become employees of SCA or its subsidiaries in connection with the initial public offering of SCA’s common shares. The SCA Plan has been filed with the SEC by SCA on September 26, 2006 as an exhibit to a Registration Statement on Form S-8. The Registration Statement registers all securities issued under the SCA Plan.

If you wish to exchange your eligible securities, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn:  Mr. Nicholas West, XL Capital, Ltd, XL House, One Bermudiana Road, Hamilton HM11, Bermuda. You may also deliver your Letter of Transmittal personally to Orlando Rivera, SCA Holdings US, Inc., at 1221 Avenue of the Americas, New York, New York 10020. Your Letter of Transmittal must be received by XL by 5:00 P.M., Eastern Standard Time, on December 11, 2006 (or, if XL and SCA extend the offer period, a later date that they will specify), or it will not be given effect.

All questions about this offer or requests for assistance or for additional copies of any offering materials should be made by email to Orlando.Rivera@xlgroup.com. XL and SCA will attempt to respond to all questions through their respective Human Resources departments or otherwise.

Important Notice

Although XL and SCA’s Boards of Directors have authorized this offer, neither XL, SCA nor their respective Boards of Directors make any recommendation as to whether or not you should exchange your eligible securities for an LTIP Award. XL and SCA have not authorized any person to make any recommendation on their behalf as to whether you should accept this offer. You must make your own decision whether to exchange your eligible securities. In doing so, you should rely only on the information contained in the offering materials, the materials referenced in Section 17 of Part II of this document, any official question and answer session organized by XL or SCA’s Human Resources departments, or any other authorized communications from XL or SCA made generally available to eligible employees, as no other representations or information has been authorized by XL or SCA. You may also wish to consult with your own advisors before making any decisions regarding this offer.

TABLE OF CONTENTS
Page

I	SUMMARY OF TERMS		1

	How the Exchange Offer Works		1
	Duration of the Offer		7
	How to Elect to Exchange Your Eligible Securities		7
	U.S. Federal Income Tax Considerations		8
	How to Get More Information		8
II	THE OFFER		9
	1.	General Terms; Purpose	9
	2.	Source and Amount of Consideration; Terms of LTIP Awards	10
	3.	Procedures for Electing to Exchange Eligible Securities; Acceptance for Exchange	11
	4.	Withdrawal Rights	11
	5.	Instructions for Submitting Documents in Connection with Offer	12
	6.	Material U.S. Federal Income Tax Consequences	12
	7.	Termination; Amendment; Extension of Offer	13
	8.	Conditions for Completion of the Offer	13
	9.	Price Range of Class A Ordinary Shares	14
	10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities.	14
	11.	Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer	15
	12.	Financial Statements	15
	13.	Legal Matters; Regulatory Approvals	17
	14.	Fees and Expenses	18
	15.	Information Concerning Security Capital Assurance Ltd and XL Capital Ltd	18
	16.	Corporate Plans, Proposals and Negotiations	18
	17.	Additional Information	19
	18.	Forward Looking Statements	21
	19.	Miscellaneous	22

SCHEDULE A: Information Concerning SCA’s Directors and Executive Officers

SCHEDULE B: Information Concerning XL’s Directors and Executive Officers

I

SUMMARY OF TERMS

Questions and Answers About the Offer

Part I of this document contains a summary that answers some of the questions that you may have about the offer. Nothing contained in this summary or any of the documents included with it should be interpreted by you as a recommendation by SCA, XL or their affiliates about whether or not to participate in the offer. References in the summary to section numbers are to section numbers in Part II of this document. In Part II, you will find more complete descriptions of the topics addressed in this summary.

This summary is presented in question-and-answer format. The questions and answers are grouped into the following categories:

•   How the Exchange Offer Works

•    Duration of the Offer

•   How to Elect to Exchange Your Eligible Securities

•   U.S. Federal Income Tax Considerations

•   How to Get More Information

References in this summary to “SCA,” means Security Capital Assurance Ltd, references to “XL” mean XL Capital Ltd, and references to “we,” “us” and “our” mean XL and SCA, collectively. References to “the date the offer expires” mean December 11, 2006, or, if we extend the offer period, a later date we will specify.

How the Exchange Offer Works

Q1. What is the offer?

Beginning at 12:01 A.M., Eastern Standard Time, on November 13, 2006 and ending at 5:00 P.M., Eastern Standard Time, on December 11, 2006, unless we extend the offer, an eligible employee (described in Question 2 below) may decide to exchange all (but not less than all) of his or her eligible securities (described in Question 3 below) for an LTIP Award (described in Question 4 below). Participation in this offer is voluntary.

Q2. Who may participate in this offer?

Only “eligible employees” may participate in this offer. Eligible employees means those employees of SCA or its subsidiaries, other than the Chief Executive Officer of SCA, who, prior to the initial public offering of SCA’s common shares, were employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provided services to these businesses and who have become employees of SCA or its subsidiaries in connection with the initial public offering of SCA’s common shares. (For more information, see Section 1 of Part II.)

Q3. Which options and restricted stock may an eligible employee exchange in the offer?

Only “eligible options” and “eligible restricted stock” may be exchanged under this program. “Eligible options” are the options, whether or not currently vested, to purchase shares of Class A Ordinary Shares of XL which were granted under XL’s Amended and Restated 1991 Performance Incentive Program or XL’s 1999 Performance Incentive Program (together, the “XL Plans”) and which are held by eligible employees. “Eligible restricted stock” consists of all shares of unvested Class A Ordinary Shares of XL which were granted under the XL Plans and which are held by eligible employees. (For more information, see Section 1 of Part II.)

Q4. What is an LTIP Award?

An “LTIP Award” is the right to receive a cash payment, or “base amount,” from SCA of no less than 75% of the “target amount” indicated in each offeree’s award letter. Such target amount will be adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA pursuant to the terms and conditions of the SCA long term incentive and share award plan (the “SCA Plan”). Such payment is expected to be made no later than March 15, 2009. Payment of the cash amount of your LTIP Award will only be made to you if and when applicable vesting conditions are met. In the event that your employment with SCA or any of its subsidiaries terminates for any reason, other than your death or Disability or termination by SCA or any of its subsidiaries without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA or any of its subsidiaries ends.

In the event of a Change in Control (as defined in the SCA Plan) at a time when you continue to be employed by SCA or its subsidiaries, the vesting condition will lapse and a cash payment (less applicable tax withholding) will be made on your LTIP Award as soon as practicable following the Change in Control. The amount of the payment will be determined based on the performance of SCA during the period commencing on January 1, 2006 through the date of the Change in Control in relation to the performance metrics discussed in Question 5 below, measured on a pro rata basis, but the amount of the payment will not be less than the target amount. In the event of your termination of employment by reason of your death or Disability or by SCA or any of its subsidiaries without Cause (as those terms are defined in the applicable LTIP Award agreement), the vesting condition will lapse and the cash payment associated with your LTIP Award will be payable, less applicable tax withholding, on the next scheduled SCA payroll date and shall be appropriately prorated by multiplying your Target Award amount by a fraction, the numerator of which shall be the number of months (rounded up to a full month) you actually worked for SCA during the vesting period and the denominator of which shall be the number of months in the vesting period from the date of grant through December 31, 2008.

XL will have no obligation to fund (or provide funds to SCA or its subsidiaries to fund) the payment of any LTIP Award.

The SCA Plan has been filed with the SEC by SCA on September 26, 2006 as an exhibit to a Registration Statement on Form S-8. The Registration Statement registers all securities issued under the SCA Plan.

Q5. How much will my LTIP Award entitle me to?

The target amount of the LTIP Award that you would receive from SCA if you participate in this offer is set forth in the Letter of Transmittal. The actual amount to be paid by SCA will be adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA during the period commencing on January 1, 2006 through December 31, 2008. Such adjustment, positively or negatively, shall be based upon performance metrics for SCA, determined by the SCA Board in its discretion, based on measures of Operating Income and Growth in Adjusted Book Value, and are expected to fall in a range of the base amount up to 150% of your target amount, as shown below. You should note that the base amount is the only amount that you should anticipate receiving from the LTIP Award, as cash awarded in excess of the base amount will be a compensation decision that is outside of the control of any individual recipient of an LTIP Award. The amount payable to you will be reduced by applicable tax withholding.

For purposes of this Tender Offer, “Operating Income” is defined as net income excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on credit derivatives. Adjusted Book Value (“ABV”) is defined as retained earnings, excluding the impact of the mark-to-market adjustments on credit derivatives, plus deferred premium revenue, net of prepaid reinsurance premiums and deferred acquisition costs, plus the net present value of future installment premium, discounted at 7%.

		Target Amount percentage to be paid*
Operating Income	Above Target	112.5%	125%	150%
	Target	87.5%	100%	125%
	Below Target	75%	87.5%	112.5%
		Below Target	Target	Above Target
		Growth in Adjusted Book Value
* — assuming applicable vesting conditions are met, and
subject to proration at Target as described in Question 4.

For purposes of this Tender Offer, “Target” for the Operating Income metric represents the cumulative dollar amount of Operating Income, for the three-year period 2006-2008, in the range of $425 million to $440 million; “Below Target” represents the cumulative Operating Income, over the three-year period, of less than $425 million; “Above Target” represents the cumulative Operating Income, over the three-year period, of greater than $440 million.

In addition, for purposes of this Tender Offer, “Target” for the growth in ABV metric represents the increase, over the three-year period 2006-2008, in the range of $750 million to $1 billion; “Below Target” represents the increase in ABV, over the three-year period, of less than $750 million; “Above Target” represents the increase in ABV, over the three-year period, of greater than $1 billion.

Q6. How was the target amount of my LTIP Award determined?

In determining the target amount of your LTIP Award, we first valued your eligible options using the “Black-Scholes” method of valuing stock options, (described in Section 2 of Part II). One of the principal components of the valuation is the expected life of an option. This is the period of time one is expected to hold the option in order to realize the expected value. Because the longer one holds an option, the greater the likelihood that the share price will rise above the exercise price, valuations using longer expected lives result in higher values than those using shorter ones. For purposes of valuing your options in connection with this offer, we used the remaining term of the option (that is, the option’s ten year term minus the elapsed term through November 1, 2006) multiplied by 0.55, which represents a prorated expected life based on our current estimate of the expected life of a ten year option being five and one-half years. We next added the value of your eligible restricted stock, calculated at the closing share price of XL’s Class A Ordinary Shares on November 1, 2006, or $69.73 per share, to the value of any eligible options you hold. The total of those two amounts is equal to the target amount of your LTIP Award. In the event this methodology yielded a value of less than $1,000, the target amount of your LTIP Award was designated as $1,000.

Option valuation is inherently speculative and imprecise. Our determination as to the target amount of your LTIP Award is final. (For a more detailed explanation of “Black-Scholes” and other additional information on the determination by us of your LTIP Award, see Section 2 of Part II.)

Q7. When will I receive my LTIP Award?

Your LTIP Award will be granted to you, effective as of 5:00 P.M., Eastern Standard Time, on the expiration date (assuming that the offer is consummated in accordance with its terms), as prompt payment for your properly tendered eligible securities. SCA will send you an award agreement evidencing the LTIP Award promptly after consummation of the offer. Thereafter, you will be entitled to a single lump sum cash payment from SCA on the payout date in the amount of your LTIP Award (the target amount, as adjusted upwards or downwards (but in no event lower than the base amount) as described in Question 5 above), so long as you have been continuously employed by SCA or any of its subsidiaries through December 31, 2008, and that amount will be reduced by applicable tax withholding. It is expected that the payout date shall be no later than March 15, 2009. Additionally, in the event of a Change in Control (as defined in the SCA Plan) at a time when you continue to be employed by SCA or its subsidiaries, the vesting condition will lapse and a cash payment (less applicable tax withholding) will be made on your LTIP Award as soon as practicable following the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA or any of its subsidiaries without Cause (as those terms are defined in the applicable LTIP Award agreement), your LTIP Award will become payable, less applicable tax withholding, and will be appropriately prorated as described in Question 4 above.

Q8. Is it possible that I will forfeit any portion of my LTIP Award after receiving it?

Yes. In the event that your employment with SCA or any of its subsidiaries terminates for any reason, other than your death or Disability or termination by SCA or any of its subsidiaries without Cause (as defined in the applicable LTIP Award agreement), prior to the time your award vests, you will forfeit your entire LTIP Award effective immediately upon the date your employment with SCA or any of its subsidiaries ends.

Q9. Why are XL and SCA conducting the offer?

The principal reason XL originally granted the eligible securities was to provide an incentive to valued employees to create shareholder value and remain employees of XL by allowing them to share in the shareholder value that they create through their talent and hard work. Because eligible employees are no longer employed by a wholly-owned subsidiary of XL, but are employed by SCA or its subsidiaries, a determination has been made to allow them to exchange eligible securities for a cash-based performance incentive linked more directly to the performance of the business in which they will be employed.

In addition, substantially all of the eligible options are “out of the money” as of the date of this offer. (For more information about “in the money” and “out of the money” options, see Question 11, below.) Accordingly, SCA is providing you the opportunity to obtain the LTIP Award in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your eligible securities.

Whether to participate in the offer is your decision, and you are free to reject the offer if you so choose.

Q10. Is it likely that an offer similar to this one will be made in the future?

We are making this offer as a result of SCA’s recent formation and initial public offering of common shares. Accordingly, while both XL and SCA evaluate compensation programs periodically, we have no current intention to make any similar offer to you in the future and currently have no plans or proposals regarding future tender offers of the securities of XL.

Q11. Why should I consider participating in the offer?

Currently, if you hold eligible options, you hold options that represent your right to purchase XL’s Class A Ordinary Shares at a specified price, regardless of the actual market price at the time of your purchase. The specified purchase price for your eligible options is the market price on the date the option was granted. Due to subsequent fluctuations, the market price of a share of stock can be greater than, equal to or less than, the specified purchase price of any option. When the market price is greater than the purchase price (otherwise known as an “in the money” option), you receive value from exercising the option, because you are able to buy the share at less than the current value and sell the resulting share for the higher price. When the market price is equal to or less than the purchase price (otherwise known as an “out of the money” option), one would not exercise the stock option.

If, in the future, for any reason XL’s economic ownership or voting control in SCA is reduced below 20%, then, pursuant to the XL Plans, (i) all eligible securities that are then unvested held by eligible employees would be forfeited, and (ii) the exercise period for vested eligible options would be reduced to 90 days.

If you exchange your eligible securities for an LTIP Award, your eligible securities will be exchanged for the right to receive a cash payment (equal to the target amount, as adjusted higher or lower (but in no event lower than the base amount) based on the performance of SCA) from SCA based on the terms and conditions of the SCA Plan. SCA will be contractually obligated to fund the LTIP Award on a date expected to be no later than March 15, 2009. Payment of the cash amount of your LTIP Award will only be made to you if and when applicable vesting conditions are met. In the event that your employment with SCA or any of its subsidiaries terminates for any reason, other than your death or Disability or termination by SCA or any of its subsidiaries without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA or any of its subsidiaries ends.

This LTIP Award may or may not be more valuable to you than your eligible securities in the future, depending on a number of factors. The future value of eligible securities will vary according to the performance of XL’s Class A Ordinary Shares, the timing of the performance of XL’s Class A Ordinary Shares and your continued employment with an at least 20% owned subsidiary of XL through relevant vesting dates for eligible options and eligible restricted stock. The future value of the LTIP Award will also vary according to the performance metrics that have been determined by the SCA Board in its discretion, but will have a minimum value of the base amount, so long as your employment with SCA or its subsidiaries continues through the vesting date of December 31, 2008. You should note that the base amount is the only amount that you should anticipate receiving from the LTIP Award, as cash awarded in excess of the base amount will be considered a compensation decision that is outside of the control of any individual recipient of an LTIP award.

To illustrate potential relative values of eligible securities and an LTIP Award, consider the following hypothetical scenarios, which illustrate values for a person holding an option to purchase 1,000 of XL’s Class A Ordinary Shares with an exercise price of $70.00 per share and 1,000 shares of eligible restricted stock:

		XL Option for 1,000 Shares (at an assumed exercise price of $70.00)		1,000 Shares of Eligible XL Restricted Stock		Total Value of Eligible Securities (XL Options + Eligible Restricted Stock)
	Example Future Per Share Stock Price*	November 1 Value	Future Value*	November 1 Value	Future Value*	November 1 Value	Future Value*
Scenario A	$55.00	$0	$0	$69,730	$55,000	$69,730	$55,000
Scenario B	$65.00	$0	$0	$69,730	$65,000	$69,730	$65,000
Scenario C	$75.00	$0	$5,000	$69,730	$75,000	$69,730	$80,000
Scenario D	$85.00	$0	$15,000	$69,730	$85,000	$69,730	$100,000
Scenario E	$95.00	$0	$25,000	$69,730	$95,000	$69,730	$120,000

* —   Please note that these examples are to aid in comparison of potential values. They are not in any way meant to serve as predictions about the future performance of XL’s Class A Ordinary Shares.

A person holding an option to purchase 1,000 Class A Ordinary Shares of XL with an exercise price of $70.00 per share and 1,000 eligible restricted shares would be able to exchange those eligible securities for an LTIP Award which will ultimately vary according to the performance metrics that will be determined by the SCA Board in its discretion, but which will have the following minimum, target amount and maximum values:

EXAMPLE LTIP AWARD (for the above-described scenarios)*
Base Amount (75% of Target)	Target Amount	Maximum (150% of Target)
$55,338	$73,784	$110,677
* —    The target amount of your specific LTIP Award is set forth in the Letter of Transmittal. The hypothetical value above was calculated a Black-Scholes factor of 16.6%, which reflects an average remaining term of 2.2 years.

•          Scenario A — If the price of XL’s Class A Ordinary Shares were to drop to $55.00 per share, the option would have no value because it would still be out of the money. Under these circumstances, the combined value of the eligible securities would be less valuable than the base amount of the LTIP Award.

•          Scenario B — If the price of XL’s Class A Ordinary Shares were to drop to $65.00 per share, the option would have no value because it would still be out of the money. Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum amount of the LTIP Award, but less valuable than the target and maximum amounts of the LTIP Award.

•          Scenario C — If the price of XL’s Class A Ordinary Shares were to rise to $75.00 per share, the option would now be $5.00 “in the money” (that is, the exercise price would be that much less than the price of XL’s Class A Ordinary Shares). Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum and target amounts of the LTIP Award, but less valuable than the maximum amount of the LTIP Award.

•          Scenario D— If the price of XL’s Class A Ordinary Shares were to rise to $85.00 per share, the option would now be $15.00 “in the money.” Under these circumstances, the combined value of the eligible securities would be more valuable than the minimum and target amounts of the LTIP Award, but less valuable than the maximum amount of the LTIP Award.

•          Scenario E — If the price of XL’s Class A Ordinary Shares were to rise to $95.00 per share, the option would now be $25.00 “in the money.” Under these circumstances, the combined value of the eligible securities would be more valuable than the maximum amount of the LTIP Award.

The preceding scenarios, however, do not take into account any timing component. In this regard, note that your stock options provide that 25% of each option grant vests on each of the first four anniversary dates of the grant (and they may be vested in whole or in part at the time of the offer) but that your LTIP Award vests in its entirety on December 31, 2008 and will be paid to you only if you continue employment with SCA or its subsidiaries through that date. This means that you will be exchanging some stock options that are already vested for an unvested LTIP Award.

The vesting component of the LTIP Award is relevant because, while the minimum value of your LTIP Award is fixed at 75% of your target amount, it is contingent on future service. In contrast, while the value of your options is uncertain (as they are dependent on a variable stock price), it does not completely depend on your future service (as a portion of your options are already vested and currently exercisable). In addition, many of the unvested eligible securities would vest during the period prior to the LTIP Award vesting date of December 31, 2008. If your employment with SCA or another subsidiary or another subsidiary that is at least 20% owned by  XL terminated prior to that date for any reason other than your death, Disability or termination by SCA without Cause (as those terms are defined in the applicable LTIP Award agreement), you could have possibly realized from your then-vested options and then-vested restricted stock (assuming the options are then “in the money” and that shares of restricted stock have vested), but you would fail to realize even the minimum amount of the LTIP Award because you were not still employed on the vesting date.

The actual impact of changes in the price of XL’s Class A Ordinary Shares on your eligible securities will depend, among other things, on the number of stock options versus restricted shares you hold, the related option exercise price or prices and the term or terms of the options you hold.

In addition to the considerations above, please note that the XL Plans provide that, if XL’s economic ownership or voting control of  SCA or another subsidiary of XL is reduced below 20%, the unvested options and unvested restricted stock of the employees of that subsidiary would automatically be cancelled and vested options will remain exercisable for no more than 90 days. While XL does not currently intend to divest itself of ownership of such a portion of  SCA, it could choose to do so at any time in the future.

In evaluating this offer, you should keep in mind that the future performance of XL’s Class A Ordinary Shares will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in XL’s sector, and the performance of XL’s business. We recommend that you read the discussion about XL’s business contained in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the information under the heading “Risk Factors” of XL’s most recent Quarterly Report on Form 10-Q and most recent Annual Report on Form 10-K, respectively, filed with the Securities and Exchange Commission (the “SEC”), and available at www.xlcapital.com, as well as the other information referred to in Section 17 below, some of which may be filed with the SEC after the date hereof and prior to consummation of the offer.

Q12. If I elect to exchange my eligible securities pursuant to this offer, do I have to exchange all of my eligible securities or can I just exchange some of them?

If you choose to exchange eligible securities, you must exchange all of your eligible securities for an LTIP Award.

Q13. Can I participate in this offer if my eligible options are not currently vested? May I exchange vested stock?

Vested and unvested eligible options are treated identically in the offer, so you can tender unvested eligible options in this offer. As addressed more fully in Question 11, you should carefully consider the prospect of giving up any wholly or partially vested options for an unvested LTIP Award.

Vested stock may not be tendered in response to this offer — “eligible restricted stock” only includes unvested restricted stock.

Q14. If I choose to participate, what will happen to my eligible securities that will be exchanged?

Effective as of 5:00 P.M., Eastern Standard Time, on the date the offer expires (assuming that the offer is consummated), XL will cancel all of your eligible securities that are accepted by us for exchange. You will no longer have any rights or obligations with respect to those eligible securities. (For more information, see Section 11 of Part II.)

Q15. Are there conditions to the offer?

The consummation of the offer is subject to a number of conditions, which are described in Section 8 of Part II of this document.

Duration of the Offer

Q16. How long will this offer remain open?

This offer began at 12:01 A.M., Eastern Standard Time, on November 13, 2006 and is scheduled to remain open until 5:00 P.M., Eastern Standard Time, on December 11, 2006 (or, if we extend the offer period, a later date we will specify). We have no plans to extend the offer beyond December 11, 2006. However, if we do extend the offer, we will announce the extension no later than 9:00 A.M., Eastern Standard Time, on December 12, 2006 or, for subsequent extensions, 9:00 A.M. Eastern Standard Time on the business day after the date on which the offer was previously scheduled to expire.

Q17. If the offer is extended, how does the extension affect the date on which I receive my LTIP Award?

If we extend the offer and you participate in it, you will receive your LTIP Award and your eligible securities will be cancelled, effective as of 5:00 P.M., Eastern Standard Time, on the date the offer expires. Such an extension would not affect the payout date of any LTIP Award payment you are entitled to.

How to Elect to Exchange Your Eligible Securities

Q18. What do I need to do to participate in the offer?

To participate, you must complete and sign the Letter of Transmittal in accordance with terms set forth in the offering materials and deliver it to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn: Mr. Nicholas West, XL House, One Bermudiana Road, Hamilton HM11, Bermuda. You may also deliver your Letter of Transmittal personally to Orlando Rivera, SCA Holdings US, Inc., located at 1221 Avenue of the Americas, New York, New York 10020.

We must receive your Letter of Transmittal by 5:00 P.M., Eastern Standard Time, on December 11, 2006 (or, if we extend the offer period, a later date we will specify), or it will not be given effect. (For more information, see Sections 3 and 5 of Part II.)

Q19. What will happen if I do not turn in an executed Letter of Transmittal by the deadline?

You will not participate in the exchange, and all eligible securities you currently hold will remain unchanged with their original exercise price and original terms. (For more information, see Section 3 of Part II.)

Q20. What if I don’t want to accept this offer?

You don’t have to. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer. If you do not elect to participate, your outstanding eligible securities will remain outstanding under the terms and conditions under which they were granted. To elect not to participate, you do not need to contact XL and should not submit a Letter of Transmittal.

Q21. Can I change my election?

Yes. You may withdraw your election with respect to eligible securities by delivering to XL (at the address delineated in Question 18) an Election Withdrawal Notice at any time before the expiration of the offer. Once you have withdrawn your election to exchange eligible securities, you may re-elect to tender eligible securities only by again following the election procedure described in Question 18. (For more information, see Sections 4 and 5 of Part II.)

U.S. Federal Income Tax Considerations

It is recommended that you consult with your tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.  The considerations below discuss only U.S. federal income tax considerations; if you are subject to taxation in other jurisdictions, it is recommended that you consult with your tax advisor.

Q22. Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer?

No. You will incur no immediate U.S. federal income tax consequences upon the exchange.

Q23. What are the U.S. federal income and withholding tax consequences of the vesting and payment of the LTIP Award?

Under the LTIP Award you will recognize ordinary income in the year in which cash is paid to you under your LTIP Award. The ordinary income resulting from the payment of your LTIP Award will be reflected on your IRS Form W-2 for the year in which the payment is made to you. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income, and SCA will withhold this tax from your award payment. (For more information, see Section 6 of Part II.)

Q24. Are there any other tax consequences to which I may be subject?

Depending on where you live, there may be additional state, local or non-US tax imposed with respect to your LTIP Award.

How to Get More Information

Q25. What should I do if I have additional questions about this offer?

If you have any other questions about this offer, you may email them to Orlando.Rivera@xlgroup.com. We will attempt to respond to all questions either at the question and answer sessions organized by the XL Human Resources department or otherwise.

II

THE OFFER

1. General Terms; Purpose

General Terms Used in Offer. For purposes of this document and other materials that relate to this offer, the following terms have the following meanings.

“SCA” refers to Security Capital Assurance Ltd.

“XL” refers to XL Capital Ltd.

“We” “us” and “our” refer to XL and SCA, collectively.

“Base amount” is defined in Question 4 of Section I.

“Eligible employees” means those employees of SCA or its subsidiaries, other than the Chief Executive Officer of SCA, who, prior to the initial public offering of SCA’s common shares, were employees of XL Capital Assurance Inc., XL Financial Assurance Ltd, or other subsidiaries of XL that provide credit enhancement and protection products, or that provided services to these businesses and who have become employees of SCA or its subsidiaries in connection with the initial public offering of SCA’s common shares.

“Eligible options” are all options, whether or not vested, which were granted under the XL Plans and which are held by eligible employees. As of November 1, 2006, there were 618,618 eligible options outstanding under the XL Plans.

“Eligible restricted stock” consists of all shares of unvested Class A Ordinary Shares of XL which were granted under the XL Plans and which are held by eligible employees. As of November 1, 2006, there were 131,779 shares of eligible restricted stock outstanding under the XL Plans.

“LTIP Award” is defined in Section 2.

“SCA Plan” means the Long Term Incentive and Share Award Plan of SCA under which the LTIP Awards will be issued. The SCA Plan, when implemented, will not be changed from the form of the SCA Plan included as exhibit 10.5 to SCA’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2006, filed with the SEC on September 15, 2006.

“Target amount” is defined in Question 4 of Section I.

“The date the offer expires” means December 11, 2006, or, if we extend the offer period, a later date we will specify.

“XL Plans” means XL’s Amended and Restated 1991 Performance Incentive Program and XL’s 1999 Performance Incentive Program.

Purpose of Offer. The principal reason XL originally granted the eligible securities was to provide incentives to valued employees to create shareholder value and remain employees of XL by allowing them to share in the shareholder value that they create through their talent and hard work. In order to provide SCA with greater ratings independence from XL’s property and casualty operations, there was a recent initial public offering of common shares of SCA. After completion of the initial public offering, SCA became a public company. Since eligible employees are now employees of SCA or its subsidiaries, SCA and XL determined that it would be appropriate to offer eligible employees the opportunity to have performance incentives linked more directly to the performance of the business in which they are employed.

In addition, substantially all of the eligible options are “out of the money” as of the date of this offer. (For more information about “in the money” and “out of the money” options, see Question 11 of the summary provided in Part I of this document.) Accordingly, SCA is providing you the opportunity to obtain the LTIP Award in lieu of the less certain, but potentially more valuable, benefit you could receive if you elect to retain your eligible securities.

2. Source and Amount of Consideration; Terms of LTIP Awards

Consideration. Any eligible employee whose eligible securities are accepted for exchange will receive an LTIP Award. The “LTIP Award” represents the right to receive a cash payment from SCA no later than March 15, 2009, on the terms contemplated by this offer. SCA will be contractually obligated to fund the LTIP Award. XL will have no obligation to fund (or provide funds to SCA or its subsidiaries to fund) the payment of any LTIP Award.

In determining the target amount of your LTIP Award, we first valued your eligible options using the most established and commonly used method of valuing stock options, called “Black-Scholes.” One of the principal components of the valuation is the expected life of an option. This is the period of time one is expected to hold the option in order to realize the expected value. Because the longer one holds an option, the greater the likelihood that the stock price will rise above the exercise price, valuations using longer expected lives result in higher values than those using shorter ones. For purposes of valuing your options in connection with this offer, we used the remaining term of the option (that is, the option’s ten year term minus the elapsed term through November 1, 2006) multiplied by 0.55, which represents a prorated expected life based on our current estimate of the expected life of a ten year option being five and one-half years. We next added the value of your eligible restricted stock, calculated at the closing stock price of XL’s Class A Ordinary Shares on November 1, 2006, or $69.73 per share, to the value of any eligible options you hold. The total is equal to the target amount of your LTIP Award. In the event this methodology yielded a value of less than $1,000, the target amount of your LTIP Award was designated as $1,000. You should note that the base amount is the only amount that you should anticipate receiving from the LTIP Award, as cash awarded in excess of the base amount will be a compensation decision that is outside of your control.

“Black-Scholes” uses the following factors in valuing options: (i) stock price, (ii) the exercise price of the option, (iii) the current risk-free interest rate, (iv) the volatility of the relevant stock price, (v) the expected dividend yield of the stock, and (vi) the expected life of the option. Some of these inputs are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, we have used the following measures:

(1)	Share price: the closing price of XL’s Class A Ordinary Shares on November 1, 2006, or $69.73

(2)	Exercise price: the actual exercise price of the option being valued

(3)	Risk-free interest rate: 5.0%

(4)	Volatility: 25%

(5)	Dividend yield: 2.1%

(6)
Expected life of option: The remaining term of the option on November 1, 2006 multiplied by 0.55. This is a prorated expected life that is based on our current estimate of the expected life of a ten year option being five and one-half years.

Because option valuation is inherently speculative and imprecise, our determination as to the target amount of your LTIP Award is final.

In addition to the above, if you hold eligible restricted stock, we valued such stock at the closing stock price of XL’s Class A Ordinary Shares on November 1, 2006, or $69.73, which was then added to the value of any eligible options you hold to arrive at the target amount of your LTIP Award. The target amount of your specific LTIP Award is set forth in the Letter of Transmittal. Examples that illustrate how potential movements in the price of XL’s Class A Ordinary Shares and other considerations may affect your decision to participate in this offer are contained in Question 11 of the summary provided in Part I of this document. The granting of LTIP Awards under this offer will not create any contractual or other right to receive any other future grants of awards, options or other benefits or to continued employment with XL or with SCA.

Terms of LTIP Awards; Vesting; Forfeiture. Your LTIP Award is subject to the condition that you remain continuously employed by SCA or its subsidiaries through December 31, 2008, at which time the award shall vest. Only after such vesting condition is met will SCA pay the cash amount of the LTIP Award to you, with such payout date expected to be no later than March 15, 2009. In the event that your employment with SCA or any of its subsidiaries terminates for any reason, other than your death or Disability or termination by SCA or any of its subsidiaries without Cause (as those terms are defined in the applicable LTIP Award agreement) before the vesting date of December 31, 2008, your LTIP Award will be forfeited immediately upon the date your employment with SCA or any of its subsidiaries ends. You should carefully consider the prospect of giving up any wholly or partially vested options and unvested restricted stock for an unvested LTIP Award.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in the SCA Plan) at a time when you continue to be employed by SCA or its subsidiaries, the vesting condition will lapse and a cash payment (less applicable tax withholding) will be made on your LTIP Award as soon as practicable following the Change in Control. In the event of your termination of employment by reason of your death or Disability or by SCA or any of its subsidiaries without Cause (as those terms are defined in the applicable LTIP Award agreement), the vesting condition will lapse and the cash payment associated with your LTIP Award will be payable, less applicable tax withholding, on the next scheduled SCA payroll date and shall be appropriately prorated by multiplying your Target Award amount by a fraction, the numerator of which shall be the number of months (rounded up to a full month) you actually worked for SCA during the vesting period and the denominator of which shall be the number of months in the vesting period from the date of grant through December 31, 2008.

3. Procedures for Electing to Exchange Eligible Securities; Acceptance for Exchange

Making an Election to Exchange. To elect to exchange your eligible securities pursuant to this offer, you must properly complete, duly execute and deliver to us the Letter of Transmittal in accordance with this Section and Section 5. Unless we request it, you do not need to return your stock option agreement(s) or restricted stock agreement(s) evidencing your eligible securities to accept the offer as they will be automatically cancelled as of the date the offer expires if we accept your eligible securities for exchange. If we do not actually receive your properly completed Letter of Transmittal by the expiration of the offer, you will not participate in the exchange, all eligible options you currently hold will remain unchanged at their original exercise price and terms and all of your unvested restricted stock will remain subject to the current vesting schedule.

Making an Election Not to Exchange. If you do not want to participate in the offer, you need not do anything. The effect of your inaction will be that your current eligible securities will continue under the terms and conditions under which they were granted, including the current exercise prices for eligible options.

Acceptance for Exchange. For purposes of this offer, we will be deemed to have accepted eligible securities that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible securities of our acceptance of such options and restricted stock and promptly pay for such options and restricted stock with the LTIP Award right. Subject to our rights to terminate the offer described in Section 7, we currently expect that we will accept all eligible securities properly elected to be exchanged, and not validly withdrawn, with prompt payment in the form of the LTIP Award right.

4. Withdrawal Rights

You may withdraw your election at any time prior to expiration of this offer. You may withdraw your election to exchange eligible securities only if you comply with the provisions of this Section 4.

To validly withdraw your election, you must deliver to us a completed and signed Election Withdrawal Notice (enclosed with these offering materials), in accordance with the terms set forth in this Section and Section 5, at any time prior to the expiration of the offer.

An eligible securities holder who elects to exchange his or her eligible securities (which are subsequently to be withdrawn) must sign the Election Withdrawal Notice exactly as such holder’s name appears on the Letter of Transmittal. You may not rescind any Election Withdrawal Notice properly submitted to XL, and any eligible securities you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer. However, prior to the expiration of the offer, you may submit another Letter of Transmittal to re-elect to exchange all of your eligible securities by following the procedures described in Sections 3 and 5, in which case your Election Withdrawal Notice will be deemed void.

5. Instructions for Submitting Documents in Connection with Offer

Unless specifically provided otherwise in an official communication from XL and SCA, all documents required to be submitted to XL in connection with this offer must be delivered to XL by fax to (441) 295-4846 or by mail to XL Capital Ltd, Attn:  Mr. Nicholas West, XL House, One Bermudiana Road, Hamilton HM11, Bermuda. You may also deliver your Letter of Transmittal personally to Orlando Rivera, SCA Holdings US, Inc., located at 1221 Avenue of the Americas, New York, New York 10020. Any of such documents must be received by XL by 5:00 P.M., Eastern Standard Time, on December 11, 2006 unless we, in our discretion, extend the offer.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the electing eligible securities holder. You should allow sufficient time to ensure timely delivery. Delivery will be deemed made when actually received by us.

We reserve the right to —

•          make all determinations regarding the validity, form, eligibility, including time of receipt, and acceptance of any election to exchange eligible securities or withdrawal notice;

•          reject any or all eligible securities tendered or elections to exchange such options and restricted stock to the extent that we determine that they were not properly effected or that it is unlawful to accept the eligible securities for exchange; and

•          waive any defect or irregularity in any election with respect to any particular eligible securities or any particular eligible securities holder (so long as we apply such a waiver consistently among all eligible securities and eligible securities holders).

Neither we nor any other person is obligated to give notice of any defects or irregularities in any required document submitted to us, nor will anyone incur any liability for failure to give any such notice. Our determinations in respect of these matters will be final and binding on all parties.

Your election to exchange eligible securities through the procedure described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of your eligible securities will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

6. Material U.S. Federal Income Tax Consequences

There will be no U.S. federal income tax consequences to you at the time of the cancellation of your eligible securities and your receipt of an LTIP Award. When cash is paid to you under an LTIP Award, you will recognize ordinary income. The U.S. ordinary income resulting from the payment under your LTIP Award will be reflected on your IRS Form W-2 for the year in which the payment is made. At the time you recognize ordinary income, you will also have an income and payroll withholding tax obligation with respect to that income. SCA will withhold a portion of your LTIP Award payment to satisfy your withholding tax obligation. The discussion set forth in this paragraph is for general information only and does not constitute tax advice. It does not address the consequences to you under state, local or non-US tax laws. It is recommended that you consult your own tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

7. Termination; Amendment; Extension of Offer

We expressly reserve the right, in our reasonable judgment, prior to the expiration of the offer, to terminate the offer upon the occurrence of any of the conditions specified in Section 8. Subject to compliance with applicable law, we further reserve the right, in our discretion, to amend the offer in any respect, including, without limitation, by decreasing or increasing the amounts of the LTIP Awards offered to eligible employees in the program.

We also expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible securities. Any such extension will be announced no later than 9:00 A.M., Eastern Standard Time, on the next business day after the last previously scheduled or announced time for expiration of the offer. If we decrease or increase the amounts of the LTIP Awards offered to eligible employees or decrease or increase the number of eligible securities being sought in the offer, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period.

In the event of any termination, amendment or extension of this offer, we will provide oral, written or electronic notice to all eligible employees holding eligible securities.

8. Conditions for Completion of the Offer

Notwithstanding any other provision of the offer, we will not be required to accept any eligible securities that you tender for exchange, and we may terminate or amend the offer, in each case subject to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if we determine that, at any time on or after the commencement of the offer and prior to the expiration of the offer:

•          There has occurred any action, proceeding or litigation has been threatened or commenced that seeks to enjoin, make illegal or delay completion of the offer or otherwise relates, in any manner, to the offer;

•          There has been issued any order, stay or judgment by any court or governmental, regulatory or administrative agency, or any statute, rule or regulation is proposed, promulgated, enacted or deemed to be applicable to the offer, any of which might, in our reasonable judgment, restrict or prohibit completion of the offer or materially impair the contemplated benefits of the offer to us;

•         There has occurred:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b)	any material increase or decrease in the market price of XL’s Class A Ordinary Shares; or

(c)	any increase or decrease in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% from the date of commencement of the offer; or

•          There has occurred any material adverse change in the business, properties, assets, liabilities, stockholders’ equity, results of operations or prospects of XL that, in our reasonable judgment, is or may be material to XL.

The conditions to the offer are for our benefit only. We may waive one or more of them, in whole or in part, at any time and from time to time prior to the expiration of the offer, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. To the extent we waive any of these rights, such waiver will be applicable to all tenders.

9. Price Range of Class A Ordinary Shares

The eligible options to be exchanged pursuant to this offer are not publicly traded. However, upon exercise of an eligible option that we granted under the XL Plans, you would become an owner of XL’s Class A Ordinary Shares, which are currently traded on the New York Stock Exchange.

For purposes of determining whether to exchange your eligible securities pursuant to this offer, you may want to obtain (and we recommend that you obtain) market quotations for XL’s Class A Ordinary Shares prior to deciding whether to participate in this offer. XL’s Class A Ordinary Shares currently trade under the symbol “XL.”

For your convenience, the following table sets forth the high, low and closing sales prices per share of the XL’s Class A Ordinary Shares per fiscal quarter, as reported on the New York Stock Exchange Composite Tape.

	High	Low	Close
2006:
1st Quarter	$71.97	$63.80	$64.11
2nd Quarter	67.30	62.75	61.30
3rd Quarter	69.33	59.82	68.70
4th Quarter (through November 9, 2006)	72.39	68.25	70.60
2005:
1st Quarter	$79.80	$70.89	$72.37
2nd Quarter	76.05	67.40	74.42
3rd Quarter	74.99	64.95	68.03
4th Quarter	74.44	60.03	67.38
2004:
1st Quarter	$81.54	$72.44	$76.04
2nd Quarter	79.55	73.92	75.46
3rd Quarter	75.99	68.87	73.99
4th Quarter	79.56	67.62	77.65

The last reported sale price of XL’s Class A Ordinary Shares as reported by the New York Stock Exchange on November 9, 2006 was $70.60 per share.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning Eligible Securities.

Lists of SCA’s and XL’s directors and executive officers are attached to this offer as Schedule A and Schedule B, respectively, and are hereby incorporated by reference. As of November 13, 2006, SCA’s directors and executive officers (14 persons) as a group beneficially owned an aggregate of 1,089,665.88 shares of XL’s Class A Ordinary Shares, 207,350 of which are eligible securities and XL’s directors and executive officers (21 persons) as a group beneficially owned an aggregate of 1,396,822.69 shares of XL’s Class A Ordinary Shares, none of which are eligible securities. Except as set forth below, neither we nor, to the best of our knowledge, any of our respective directors or executive officers has effected any transactions relating to XL’s Class A Ordinary Shares or options for XL’s Class A Ordinary Shares during the sixty (60) days prior to November 13, 2006:

•          On September 15, 2006, Robert R. Glauber, a director of XL, acquired 490.92 of XL’s Class A Ordinary Shares at a price per share of $67.90 and was granted options to acquire 5,000 of XL’s

Class A Ordinary Shares at a price per share of $67.90 (none of the resulting shares or options are eligible securities);

•          On October 1, 2006, Michael C. Lobdell was granted 10,000 of XL’s Class A Ordinary Shares and James H. Veghte was granted 25,000 of XL’s Class A Ordinary Shares, none of which would qualify as eligible securities in this offer; and

•          On October 1, 2006, Sarah E. Street, an executive officer of XL, was granted options to acquire 15,000 of XL’s Class A Ordinary Shares at a price per share of $68.70, none of which would qualify as eligible securities in this offer.

Except as otherwise described above and other than periodic purchases pursuant to the formula provisions of the XL Plans and stock option grants and restricted stock unit awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase XL’s Class A Ordinary Shares or in XL’s Class A Ordinary Shares which were effected during the 60-day period ended November 13, 2006 by XL, SCA or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of XL or SCA.

For information regarding the amount of XL’s securities beneficially owned by XL’s executive officers and directors as of March 1, 2006 and any agreement, arrangement or understanding between XL and any other person with respect to XL’s Class A Ordinary Shares, you may review XL’s definitive proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 23, 2006. A copy of XL’s proxy statement can be found on the SEC’s web site at http://www.sec.gov and on XL’s web site at http://www.xlcapital.com.

11. Status of Eligible Securities Acquired by Us in the Offer; Accounting Consequences of the Offer

Your eligible securities that we acquire through the offer will be cancelled by XL, and your LTIP Award will be granted by SCA, effective as of the date and time that the offer expires. An award agreement evidencing your LTIP Award will be sent to you shortly thereafter. The shares of Class A Ordinary Shares of XL that could have otherwise been purchased under the cancelled eligible options and the forfeited restricted shares will be returned to the pool of shares available under the XL Plans for grants of new awards without further shareholder action, except as required by applicable law or New York Stock Exchange rules or any other securities quotation system or any stock exchange on which XL’s Class A Ordinary Shares is then quoted or listed.

12. Financial Statements

XL’s selected consolidated financial, operating and supplemental data presented below as at and for the years ended December 31, 2005 and 2004, before giving effect to Note 4 below, are derived from XL’s audited consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The summary consolidated financial and operating data presented below for the nine month periods ended September 30, 2006 and September 30, 2005 have been derived from XL’s unaudited consolidated financial data as presented in XL’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, which is incorporated by reference in this offer to exchange and reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of XL’s financial position and results of operations as at the end of and for the periods presented. The results of operations for the first nine months of 2006 are not necessarily indicative of the results that may be expected for the full year. The audited financial statements as presented in XL’s annual report on Form 10-K/A for the fiscal year ended December 31, 2005, filed with the SEC on November 9, 2006, are incorporated by reference in this offer to exchange.

	(Unaudited) Nine Month Period Ended September 30,		Year Ended December 31,
	2006(1)	(2005)(1)(4)	2005(1)(4)	2004(1)(4)
	(U.S. dollars in thousands, except share and per share amounts and ratios)
Income Statement Data:
Net premiums earned	$5,658,203	$7,412,257	$9,365,495	$8,582,014
Net investment income	1,455,645	1,042,298	1,475,039	1,035,012
Net realized gains (losses) on investments	(53,495)	203,949	241,882	246,547
Net realized and unrealized gains (losses) on derivative instruments	78,700	15,219	28,858	73,493
Net income from investment affiliates(2)(7)	174,612	116,473	154,844	124,008
Fee and other income	23,086	15,733	19,297	35,317
Net losses and loss expenses	$3,256,852	$4,995,737	$7,465,001	$4,911,488
Claims and policy benefits—life and annuity operations	531,361	2,289,248	2,479,364	1,480,535
Acquisition costs, operating expenses and exchange gains and losses	1,716,311	1,665,209	2,188,357	2,277,321
Interest expense	412,889	275,800	403,849	292,234
Amortization of intangible assets	1,935	8,504	10,752	15,827
Net (loss) income before minority interest in net income of subsidiary, income tax benefits and charges and net income from operating affiliates	$1,417,403	$(428,569)	$(1,261,908)	$1,118,986
Preference share dividends	30,241	30,240	40,322	40,321
Net (loss) income available to ordinary shareholders	$1,215,381	$(470,361)	$(1,292,298)	$1,126,292
Per Share Data:
Net (loss) income per ordinary share — basic(3)	$7.00	$(3.39)	$(9.14)	$8.17
Net (loss) income per ordinary share — diluted(3)	$6.98	$(3.39)	$(9.14)	$8.13
Book value per ordinary share	$49.90	$46.41	$44.31	$51.98
Weighted average ordinary shares outstanding — diluted(3)	179,298	138,823	141,406	138,582
Cash dividends per ordinary share	$1.14	$1.50	$2.00	$1.96
Balance Sheet Data:
Total investments available for sale	$38,712,251		$35,724,439	$27,823,828
Cash and cash equivalents	2,128,221		3,693,475	2,303,726
Investments in affiliates	2,112,353		2,046,721	1,936,852
Unpaid losses and loss expenses recoverable	5,532,054		6,441,522	6,971,356
Premiums receivable	4,082,824		3,799,041	3,838,228
Total assets	59,779,999		58,454,901	49,245,469
Unpaid losses and loss expenses	23,292,278		23,767,672	19,837,669
Unearned premiums	6,088,306		5,388,996	5,191,368
Notes payable and debt	3,368,132		3,412,698	2,721,431
Total liabilities	49,706,697		48,885,096	41,506,774
Shareholders’ equity:
Series A preference ordinary shares, 9,200,000 authorized, par value $0.01 Issued and outstanding: 2006 and 2005, 9,200,000	$92		$92	$92
Series B preference ordinary shares, 11,500,000 authorized, par value $0.01 Issued and outstanding: 2006 and 2005, 11,500,000	115		115	115
Series C preference ordinary shares, 20,000,000 authorized, par value $0.01 Issued and outstanding 2006 and 2005, nil	—		—	—
Class A ordinary shares, 999,990,000 authorized, par value $0.01 Issued and outstanding: 2006, 180,284,555; 2005, 179,528,593	1,805		1,795	1,389
Minority interest	549,327		50,518	73,440

__________________________
(1)
Results for all periods subsequent to July 1, 2001 include the results of Winterthur International, which was acquired with effect from this date. The results also include the consolidation of XL Re Europe, which has been accounted for as a subsidiary with effect from January 1, 2002. The effect of all of these items should be considered when making period to period comparisons of XL’s results of operations and financial condition and liquidity. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in XL’s Annual Report on Form 10-K/A for the year ended December 31, 2005, filed with the SEC on November 9, 2006, for further discussion and analysis.

(2)
Net income from investment affiliates includes income on the alternative investment portfolio for the twelve months ended November 30. The fair market values of certain of these alternative investments often take longer to obtain as compared to the other of XL’s investments and XL records the investment affiliates on a one month lag in order for XL to meet the accelerated filing deadlines as specified by the SEC.

(3)
Net income per ordinary share is based on the basic and diluted weighted average number of XL’s Class A Ordinary Shares and share equivalents outstanding for each period. Net loss per ordinary share is based on the basic weighted average number of ordinary shares outstanding.

(4)	Certain reclassifications to prior period information have been made to conform to current year presentation.

The following table presents selected financial and operating data of SCA. The financial and operating data set forth below for the years ended December 31, 2004 and 2005 are derived from the combined financial statements of the XL Financial Guaranty Companies (the predecessor operating companies of SCA), which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The financial and operating data set forth below for the nine months ended September 30, 2005 and 2006 are derived from SCA’s interim condensed consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), which are presented in SCA’s Current Report on Form 8-K filed with the SEC, which is incorporated by reference in this offer to exchange. These financial statements, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation in accordance with GAAP of SCA’s financial position and results of operations as at the end of and for the periods presented. The results of operations for the first nine months of 2006 are not necessarily indicative of the results that may be expected for the full year. The audited financial statements of the XL Financial Guaranty Companies referred to above are presented in SCA’s Registration Statement filed on Form S-1 (SEC File No. 333-133066) and are incorporated by reference in this offer to exchange.

	(unaudited) Nine Month Period Ended September 30,		Year Ended December 31,
(U.S. dollars in thousands, except share and per share amounts)	2006	2005	2005	2004
Statement of operations data:
Total premiums written	$275,396	$216,885	$285,439	$276,562
Net premiums written	276,552	187,549	244,912	268,439
Net premiums earned	138,809	106,831	151,839	116,281
Net investment income	53,026	36,829	51,160	35,746
Net realized (losses) gains on investments	(16,556)	(2,139)	(3,221)	(178)
Fee income and other	2,290	750	750	100
Total revenues	170,804	138,057	193,847	164,636
Net losses and loss adjustment expenses	11,323	20,044	26,021	21,274
Acquisition costs, net	13,048	9,320	12,231	8,259
Operating expenses	55,448	50,015	67,621	58,395
Total expenses	79,819	79,379	105,873	87,928
Income before income tax and minority interest	90,985	58,678	87,974	76,708
Income tax expense (benefit)	2,559	(1,655)	(1,277)	1,920
Income before minority interest	88,426	60,333	89,251	74,788
Minority interest - dividends on redeemable preferred shares	6,877	6,902	8,805	15,934
Net income	81,549	53,431	80,446	58,854
Per Share Data:
Net income per share — basic	$1.63	$1.16	$1.74	$1.28
Net income per share — diluted	$1.63	$1.16	$1.74	$1.28
Book value per share (1)	$20.54	$18.34	$18.81	$17.45
Weighted average shares outstanding — diluted (2)	50,160	46,127	46,127	46,127
Balance sheet data:
Cash and cash equivalents	$218,317		$54,593	$71,247
Total investments (at fair market value)	1,870,136		1,364,461	1,157,205
Reinsurance balances recoverable on unpaid losses	70,310		69,217	60,914
Total assets	2,374,956		1,684,315	1,472,193
Deferred premium revenue	709,447		592,585	487,093
Unpaid losses and loss adjustment expenses	156,650		147,368	115,734
Total liabilities	993,531		765,983	618,774
Minority interest - redeemable preferred shares of subsidiary	54,016		50,518	48,689
Shareholders’ equity	1,327,409		867,814	804,730

__________________________
(1)
Book value per share as of September 30, 2006 is based on 64,136,364 shares of common stock outstanding at September 30, 2006 plus 500,428 shares of restricted stock outstanding at such date. All other book value per share amounts are based on shares outstanding immediately prior to SCA’s initial public offering (“IPO”) - see note (2) below.

(2)
Amounts for nine months ended September 30, 2005 and the years ended December 31, 2005 and 2004 are based on 46,127,245 shares outstanding immediately prior to SCA’s IPO. In July 2006, a stock split of SCA’s outstanding common shares was effected. As a result, there are 46,127,245 shares of SCA common stock issued and outstanding just prior to the IPO. The financial statements for periods prior to the IPO and share amounts have been retroactively adjusted for the effects of such stock split.

13. Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition of the LTIP Awards as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action, although we cannot guarantee success in doing so. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible securities for exchange pending the outcome of any such matter.

14. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible securities pursuant to this offer.

15. Information Concerning Security Capital Assurance Ltd and XL Capital Ltd

SCA and XL, together with their subsidiaries, are leading providers of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

You can also obtain additional information about SCA and XL in their reports and other documents that they have filed with the SEC and are incorporating by reference into this document (access to which is described in Section 17 of this Part II, below).

16. Corporate Plans, Proposals and Negotiations

Recent Development: Initial Public Offering of SCA.

As further described in XL’s Form 8-K filed with the SEC on April 11, 2006, XL announced on April 7, 2006, that SCA — a newly-created holding company for XL’s financial guaranty insurance and reinsurance businesses conducted through XL Capital Assurance Inc. (“XLCA”) and XL Financial Assurance Ltd. (“XLFA”) — had filed a registration statement on Form S-1 with the SEC relating to a proposed initial public offering of a portion of SCA’s common shares.

Through its operating units of XLCA and XLFA, SCA provides credit enhancement products to public finance and structured finance markets throughout the U.S. and internationally.

The offering was consummated on August 4, 2006 and the underwriters exercised their option to purchase additional 992,165 common shares on August 24, 2006. A portion of SCA’s shares were issued and sold by SCA and a portion were sold by SCA’s then direct parent (and subsidiary of XL), XL Insurance (Bermuda) Ltd, as selling shareholder. Currently, XL’s beneficial ownership of SCA’s outstanding common shares represents approximately a 63 percent economic interest. As a result of limitations on XL’s voting power contained in SCA’s Bye-laws, the votes conferred by the common shares owned by XL will not exceed, with respect to elections of directors, 50.1% of the aggregate voting power of all common shares entitled to vote generally at any election of directors or, with respect to any other matter presented to our shareholders for their action or consideration, 47.5% of the aggregate voting power of all common shares entitled to vote on such matter.

SCA has used and expects to continue to use the proceeds it received from the offering primarily for capital contributions to its financial guaranty subsidiaries to support future business growth. SCA’s shares are listed on the New York Stock Exchange under the ticker symbol “SCA”.

Other and General Plans, Proposals and Negotiations.

Both SCA and XL continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, SCA and XL may each be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. SCA and XL also may, from time to time, each engage in repurchases of their respective outstanding securities in either open market or privately negotiated transactions or may engage in issuances of their respective shares or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, SCA and XL may also be engaged in discussions or negotiations with potential candidates for management or board of directors positions with their respective companies or with existing members of management for changes in positions, responsibilities or compensation.

Subject to the foregoing, and except as otherwise disclosed in this document or in SCA and XL’s filings with the SEC, neither SCA nor XL have any present plans, proposals or negotiations that relate to or would result in:

•          any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving SCA, XL or any of their respective subsidiaries;

•          any purchase, sale or transfer of a material amount of our assets or the assets of any of SCA’s or XL’s respective subsidiaries;

•          any material change in SCA’s or XL’s present dividend rates or policies, or their respective indebtedness or capitalization;

•          any change in their respective present boards of directors or management, or change in any material term of the employment contract of any of their respective executive officers, provided that the boards are periodically evaluating potential director candidates with the possibility of expanding the size of the board;

•          any other material change in SCA or XL’s corporate structures or business;

•          SCA’s or XL’s shares not being authorized for listing on the New York Stock Exchange;

•          SCA’s or XL’s shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•          the suspension of SCA’s or XL’s respective obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•          the acquisition by any person of any additional securities of XL or the disposition of any of XL’s securities; or

•          any changes in SCA’s or XL’s respective organizational documents, bye-laws of other governing instruments or any actions that could impede the acquisition of control of SCA or XL.

17. Additional Information

With respect to the offer, we filed a Tender Offer Statement on Schedule TO with the SEC on November 13, 2006, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You may want to review the Schedule TO, including the exhibits, before making a decision on whether to tender your eligible securities.

We also recommend that, in addition to this document, the Letter of Transmittal and any authorized communications from us, you review the following materials that have been filed with the SEC by XL or SCA, as applicable, and we are incorporating by reference into this document (access to which is described below), before making a decision on whether to elect to exchange your eligible securities:

•          XL’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 7, 2006, as amended by XL’s Form 10-K/A, filed with the SEC on November 9, 2006;

•          XL’s quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2006, filed with the SEC on May 5, 2006, as amended by XL’s Form 10-Q/A, filed with the SEC on November 9, 2006; the fiscal quarter ended June 30, 2006, filed with the SEC on August 9, 2006, as amended by XL’s Form 10-Q/A, filed with the SEC on November 9, 2006; and the fiscal quarter ended September 30, 2006, filed with the SEC on November 9, 2006;

•           XL’s current reports on Form 8-K:

•          for March 14, 2006, filed with the SEC on March 17, 2006;
•          for April 7, 2006, filed with the SEC on April 11, 2006;
•          for April 28, 2006, filed with the SEC on May 4, 2006;
•          for May 5, 2006, filed with the SEC on May 11, 2006;
•          for May 15, 2006, filed with the SEC on May 19, 2006;
•          for May 26, 2006, filed with the SEC on May 30, 2006;
•          for May 31, 2006, filed with the SEC on June 6, 2006;
•          for June 7, 2006, filed with the SEC on June 8, 2006;
•          for June 8, 2006, filed with the SEC on June 9, 2006;
•          for June 14, 2006, filed with the SEC on June 19, 2006;
•          for July 12, 2006, filed with the SEC on July 17, 2006, as amended by XL’s Form 8-K/A, filed with the SEC on September 1, 2006;
•          for September 15, 2006, filed with the SEC on September 21, 2006;
•          for September 26, 2006, filed with the SEC on October 3, 2006;
•          for October 17, 2006, filed with the SEC on October 17, 2006; and
•          for November 5, 2006, filed with the SEC on November 9, 2006;

•          the definitive proxy statement for XL’s 2006 annual general meeting of shareholders, filed with the SEC on March 23, 2006;

•          the description of XL’s Class A Ordinary Shares included under the heading “Description of XL Capital Ordinary Shares” in XL’s registration statement on Form S-3, which was filed with the SEC on December 1, 2005, including any amendments or reports filed for the purpose of updating that description;

•          SCA’s registration statement on Form S-1, filed with the SEC on April 7, 2006, as amended;

•          SCA’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed with the SEC on September 15, 2006; and

•          SCA’s current reports on Form 8-K:

•          for August 2, 2006, filed with the SEC on August 8, 2006; and
•          for August 22, 2006, filed with the SEC on August 22, 2006.

The public can read and copy any materials SCA or XL files with the U.S. Securities and Exchange Commission (“SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public can obtain information on the operation of the Public Reference Room by calling the SEC at 1−800−SEC−0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including SCA and XL, that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

XL’s Internet website address is http://www.xlcapital.com. SCA’s Internet website address is http://www.scafg.com. The information contained on SCA and XL’s websites is not incorporated by reference into this offer to exchange or any other of SCA or XL’s documents filed with or furnished to the SEC.

SCA and XL make available free of charge, including through their respective Internet websites, their respective annual reports on Form 10−K, quarterly reports on Form 10−Q, current reports on Form 8−K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

XL adopted Corporate Governance Guidelines, as well as written charters for each of the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Governance Committee and the Public Affairs Committee of the Board of Directors, as well as a Code of Ethics for Senior Financial Officers, a Code of Business Conduct & Ethics for employees and a related Compliance Program. Each of these documents is posted on XL’s website at http://www.xlcapital.com, and each is available in print to any shareholder who requests it by writing to XL at Investor Relations Department, XL Capital Ltd, XL House, One Bermudiana Road, Hamilton HM11, Bermuda.

XL intends to post on its website at http://www.xlcapital.com any amendment to, or waiver from, a provision of its Code of Business Conduct & Ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller and that relates to any element of the code of ethics definition pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

SCA adopted written charters for each of the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Governance Committee of the Board of Directors. Each of these documents is posted on SCA’s website at http://www.scafg.com, and each is available in print to any shareholder who requests it by writing to us at Investor Relations Department, Security Capital Assurance Ltd, XL House, One Bermudiana Road, Hamilton HM11, Bermuda.

18. Forward Looking Statements

We have included in this document, and the documents that we incorporate by reference, certain “forward looking statements”. Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “anticipate”, “will”, “may”, and similar statements of a future or forward-looking nature identify forward-looking statements. XL believes that these factors with respect to XL include, but are not limited to, the following: (i) the adequacy of rates and terms and conditions may not be as sustainable as XL is currently projecting; (ii) changes to the size of XL’s claims relating to Hurricanes Katrina, Rita and Wilma and other natural catastrophes; (iii) XL’s ability to realize the expected benefits of the collateralized quota share reinsurance treaty that it entered into in the fourth quarter of 2005 with respect to specified portions of its property catastrophe and retrocessional lines of business; (iv) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from WSIC in connection with XL’s acquisition of the Winterthur Business; (v) the projected amount of ceded reinsurance recoverables and the ratings and creditworthiness of reinsurers may change; (vi) the size of XL’s claims relating to the hurricane and tsunami losses described herein may change; (vii) the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by XL; (viii) ineffectiveness or obsolescence of XL’s business strategy due to changes in current or future market conditions; (ix) increased competition on the basis of pricing, capacity, coverage terms or other factors; (x) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (viii) developments in the world’s financial and capital markets that adversely affect the performance of XL’s investments and XL’s access to such markets; (ix) the potential impact on XL from government-mandated insurance coverage for acts of terrorism; (x) the potential impact of variable interest entities or other off-balance sheet arrangements on XL; (xi) developments in bankruptcy proceedings or other developments related to bankruptcies of companies insofar as they affect property and casualty insurance and reinsurance coverages or claims that XL may have as a counterparty; (xii) availability of borrowings and letters of credit under XL’s credit facilities; (xiii) changes in regulation or tax laws applicable to XL or its subsidiaries, brokers or customers; (xiv) acceptance of XL’s products and services, including new products and services; (xv) changes in the availability, cost or quality of reinsurance; (xvi) changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; (xvii) loss of key personnel; (xviii) the effects of mergers, acquisitions and divestitures; (xix) changes in ratings, rating agency policies or practices; (xx) changes in accounting policies or practices or the application thereof; (xxi) legislative or regulatory developments; (xxii) changes in general economic conditions, including inflation, foreign currency exchange rates and other factors; (xxiii) the effects of business disruption or economic contraction due to war, terrorism or other hostilities; and (xxiv) the other factors set forth in XL’s other documents on file with the SEC.

SCA believes that these factors with respect to SCA include, but are not limited to, the following: (i) changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of any or all of our operating subsidiaries; (ii) ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors; (iii) the performance of our invested assets or losses on credit derivatives; (iv) availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities); (v) the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us; (vi) increased competition on the basis of pricing, capacity, terms or other factors; (vii) greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; (viii) developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets; (ix) changes in, or termination of, our ongoing reinsurance agreements with XL or Financial Security Assurance Inc.; (x) changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers; (xi) changes in the rating agencies’ views on third-party inward reinsurance; (xii) changes in the availability, cost or quality of reinsurance or retrocessions, including a material adverse change in the ratings of our reinsurers or retrocessionaires; (xiii) changes with respect to XL (including changes in its ratings or its ownership percentage in us) or our relationship with XL; (xiv) changes that may occur in our operations as we begin operations as a public company; (xv) changes in accounting policies or practices or the application thereof; (xvi) changes in the officers of our company or our subsidiaries; (xvii) legislative or regulatory developments; (xviii) changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and (xix) the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events; and (xx) the other factors set forth in SCA’s other documents on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere.

19. Miscellaneous

This transaction has not been approved or disapproved by the SEC. Nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

XL CAPITAL LTD
SECURITY CAPITAL ASSURANCE LTD

November 13, 2006

SCHEDULE A

INFORMATION CONCERNING

SCA’S DIRECTORS AND EXECUTIVE OFFICERS1

The following table provides information regarding SCA’s directors, executive officers and key employees as of November 1, 2006:

Name	Age	Position(s)

Michael P. Esposito, Jr.	67	Chairman of the Board
Paul S. Giordano	44	President and Chief Executive Officer; Director; Chairman and Chief Executive Officer—XL Capital Assurance Inc. (“XLCA”)
David P. Shea	51	Executive Vice President and Chief Financial Officer
Edward B. Hubbard	47	Executive Vice President—Financial Guaranty Insurance; President and Chief Operating Officer—XLCA
Michael E. Rego	46	Executive Vice President—Financial Guaranty Reinsurance; Executive Vice President and Chief Operating Officer—XL Financial Assurance Ltd. (“XLFA”)
Richard P. Heberton	48	Senior Managing Director and Chief Credit Officer—XLCA
Thomas W. Currie, CFA	47	Senior Vice President and Chief Risk Officer; Chief Underwriting Officer and Chief Surveillance Officer—XLFA.
E. Grant Gibbons	54	Director
Bruce G. Hannon	59	Director
Mary R. Hennessy	54	Director
Robert M. Lichten	66	Director
Brian M. O’Hara	57	Director
Coleman D. Ross	63	Director
Alan Z. Senter	65	Director

Michael P. Esposito, Jr. has been a Director of SCA since its formation and the Chairman of SCA’s Board of Directors since June 2006. Mr. Esposito has been Chairman of the Board of XL since 1995 and a Director of XL since 1986. Mr. Esposito served as Chairman of XLCA from March 2000 through February 2005. Mr. Esposito has served as Chairman and a director of Primus Guaranty Ltd. since March 2002. He has also served as a director of Annuity and Life Re (Holdings), Ltd. since 1998 and a director of Forest City Enterprises since 1995. Mr. Esposito was Co-Chairman of Inter-Atlantic Capital Partners, Inc. from April 1995 to December 2000. Mr. Esposito served as Chief Corporate Compliance, Control and Administrative Officer of The Chase Manhattan Corporation from 1991 to 1995, having previously served as that company’s Executive Vice President and Chief Financial Officer from 1987 to 1991.

Paul S. Giordano has been President, Chief Executive Officer and a director of SCA since its formation and Chairman and Chief Executive Officer of XLCA since March 2005 and March 2006, respectively. Mr. Giordano has served as, and through the consummation of this offering will serve as, Executive Vice President and Chief Executive of Financial Products and Services Operations for XL. Mr. Giordano previously served as General Counsel of XL from January 1997 to November 2004. Mr. Giordano has also been a director of Primus Guaranty Ltd. since May 2005. Mr. Giordano was associated with Cleary, Gottlieb, Steen & Hamilton and Clifford Chance in New York and London prior to joining XL.
________________________
1    The address of each director and executive officer is c/o Security Capital Assurance Ltd, One Bermudiana Road, Hamilton HM 11, Bermuda.

David P. Shea has been Executive Vice President and Chief Financial Officer of SCA since its formation. Since March 2003, Mr. Shea has served as, and through the consummation of this offering will serve as, Chief Financial & Administrative Officer of Financial Products and Services Operations for XL. Prior to joining XL, Mr. Shea held various senior management positions during his 17-year career at General Electric Company, most recently as Chief Financial Officer and Treasurer at Financial Guaranty Insurance Company from April 2001 to March 2003.

Edward B. Hubbard has been Executive Vice President-Financial Guaranty Insurance of SCA since its formation. Mr. Hubbard has served as President and Chief Operating Officer of XLCA since June 2004 and previously served as Chief Financial Officer and Chief Administrative Officer of XLCA from February 2000 to June 2004. Prior to joining XLCA, Mr. Hubbard was a Managing Director at MBIA Insurance Corporation from February 1998 to February 2000. Mr. Hubbard worked in a variety of positions, including Senior Vice President and Treasurer, at Capital Markets Assurance Corporation from April 1990 to February 1998, when MBIA Inc. acquired Capital Markets Assurance Corporation.

Michael E. Rego has been Executive Vice President—Financial Guaranty Reinsurance of SCA since its formation. Mr. Rego has served as Executive Vice President and Chief Operating Officer of XLFA since July 2004 and previously served as Chief Operating Officer of XLCA-UK from May 2002 to July 2004 and as Vice President of XLI from December 1997 to July 2000. Prior to joining XLI, Mr. Rego worked at the Bank of Bermuda Ltd from September 1982 to November 1997.

Richard P. Heberton has been Senior Managing Director and Chief Credit Officer of XLCA since April 2005. Mr. Heberton previously served as Head of Surveillance of XLCA from February 2000 to April 2005. Prior to joining XLCA, Mr. Heberton was a director and a manager in the Insured Portfolio Management department at MBIA Insurance Corporation.

Thomas W. Currie, CFA has been Senior Vice President and Chief Risk Officer of SCA since its formation. Mr. Currie has served as Chief Underwriting Officer of XLFA since February 2002. Prior to joining XLFA, Mr. Currie was a structured finance bond analyst in the new assets group at Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Dr. the Hon. E. Grant Gibbons has been a member of the Bermuda parliament since 1994. From 1995 to 1998, Dr. Gibbons served as the Bermuda Minister of Finance and, beginning in 1999, has served as the opposition shadow Minister of Finance. Dr. Gibbons has been the leader of the opposition United Bermuda Party from 2001 until January 2006. Dr. Gibbons currently serves as a director of Gibbons Management Services Limited, an internal services division of a diversified, privately-held business, as a director of Arlington Tanker Ltd., an international seaborne transporter of crude oil and petroleum products and as Deputy Chairman, Colonial Insurance Co., Ltd., an insurance company operating in Bermuda and throughout the Caribbean. Dr. Gibbons is a citizen and resident of Bermuda.

Bruce G. Hannon served as a Managing Director and Vice Chairman of JPMorgan Chase Bank from 1992 until his retirement in 2000 and as a Vice President from 1977 to 1988. Also, Mr. Hannon served as a Managing Director of Chemical Bank from 1988 to 1991.

Mary R. Hennessy is an independent consultant in the insurance industry. Since 2004, she has been a member of the Board of Directors and the Audit Committee of Bristol West Holdings, Inc. From 2000 to 2002 she was Chief Executive Officer and the President, as well as a member of the Board of Directors, of Overseas Partners, Ltd. Prior to that time she held various positions at TIG Holdings (including President and Chief Operating Officer) as well as at American Re Corporation and its subsidiaries. She is also a former director of Annuity and Life Re (Holdings) LTD, an insurer based in Bermuda.

Robert M. Lichten has been Co-Chairman of Inter-Atlantic Group since 1994 and is a member of the firm’s investment committee. Mr. Lichten also served as Co-Chairman of Guggenheim Securities LLC, formerly Inter-Atlantic Securities Corp., LLC, the former NASD broker-dealer operation of Inter-Atlantic Group, until 2003. Previously, Mr. Lichten was Managing Director at both Salomon Smith Barney Inc. and Lehman Brothers Inc., where he concentrated on capital raising and providing merger and acquisition advisory services to financial institutions. Mr. Lichten was also formerly Executive Vice President of The Chase Manhattan Bank. During his 22 years at Chase he was a senior corporate banker and was in charge of worldwide capital planning. Mr. Lichten also served as Chief of Staff of the Asset-Liability Management Committee and President of The Chase Investment Bank. Mr. Lichten is a Director of GovernanceMetrics International, a corporate governance rating agency, and currently serves as a Director on the Board of XLCA, our wholly-owned subsidiary. Mr. Lichten is a former trustee of Manhattan College, a former non-executive Director of Annuity & Life Re (Holdings), LTD, and a former Director and President of the Puerto Rico USA Foundation, a cooperative effort between the Commonwealth of Puerto Rico and numerous multi-national corporations.

Brian M. O’Hara has been President and Chief Executive Officer of XL since 1994 and a Director of XL since 1986. He has also served as Chairman of XL Insurance (Bermuda) Ltd since December 1995.

Coleman D. Ross is a certified public accountant and also has served on the boards of directors of Pan-American Life Insurance Company and NCCI Holdings, Inc. (National Council on Compensation Insurance) since July 2006 and May 2004, respectively. He was Executive Vice President and Chief Financial Officer of The Phoenix Companies, Inc. (life insurance and asset management) from April 2002 through December 2003 and Trenwick Group Ltd. (property-casualty reinsurance) from June 2000 through March 2002. Prior to his retirement from PricewaterhouseCoopers LLP in 1999, Mr. Ross was as an audit engagement partner for insurance, banking, and other financial services clients and had been Chairman and Managing Partner of Price Waterhouse’s insurance practice.

Alan Z. Senter has been a Director of XL since 1986. Mr. Senter is the Chairman of AZ Senter Consulting LLC, a financial advisory firm that he founded in 1993. Mr. Senter served as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. (formerly NYNEX Corporation) from 1994 to 1997 and served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products from 1992 to 1994. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1989 to 1992.

SCHEDULE B

INFORMATION CONCERNING

XL’S DIRECTORS AND EXECUTIVE OFFICERS1

The following table provides information regarding XL’s directors, executive officers and key employees as of November 1, 2006:

Name	Age	Position

Brian M. O’Hara	58	President, Chief Executive Officer and Director
Fiona E. Luck	49	Executive Vice President and Chief of Staff
Jerry M. de St. Paer	64	Executive Vice President and Chief Financial Officer
Charles F. Barr	56	Executive Vice President and General Counsel
Clive R. Tobin	55	Executive Vice President and Chief Executive of Insurance Operations
Henry C.V. Keeling	51	Executive Vice President and Chief Operating Officer
Anthony E. Beale	64	Senior Vice President, Human Resources
Michael C. Lobdell	49	Executive Vice President and Chief Executive Officer - Global Business Services
Sarah E. Street	44	Executive Vice President and Chief Investment Officer—XL; Chief Executive Officer—XL Capital Investment Partners Inc.
James H. Veghte	50	Executive Vice President & Chief Executive of Reinsurance General Operations; Chief Executive Officer—XL Reinsurance America Inc.
Michael Esposito	67	Chairman
Cyril Rance	72	Director
Ellen E. Thrower	59	Director
Dale R. Comey	65	Director
John T. Thornton	69	Director
Joseph Mauriello	62	Director
Eugene M. McQuade	57	Director
Robert S. Parker	68	Director
Alan Z. Senter	65	Director
Robert R. Glauber	67	Director
Herbert Haag	59	Director

Brian M. O’Hara has been President and Chief Executive Officer of XL since 1994 and a Director of XL since 1986, having previously served as Vice Chairman of XL from 1987. He is Chairman of XL Insurance (Bermuda) Ltd and was Chief Executive Officer of XL Insurance (Bermuda) Ltd until 1998, having previously served as Chairman, President and Chief Executive Officer from 1994, President and Chief Executive Officer from 1992 and as President and Chief Operating Officer from 1986.

Fiona E. Luck has been Executive Vice President and Global Head of Corporate Services since November 2004 and Assistant Secretary since January 2002. From 1999 to 2004, Ms. Luck was Executive Vice President of Group Operations of XL. Ms. Luck was previously employed at ACE Bermuda as Executive Vice President from
______________________
1      The address of each director and executive officer is c/o XL Capital Ltd, One Bermudiana Road, Hamilton HM 11, Bermuda.

1998, and Senior Vice President from 1997. From 1992 to 1997, Ms. Luck was the Managing Director of the Marsh & McLennan Global Broking office in Bermuda.

Jerry M. de St. Paer has been Executive Vice President and Chief Financial Officer of XL since February 2001. Mr. de St. Paer was appointed Treasurer and Assistant Secretary of XL in January 2002. Mr. de St. Paer was previously Managing Director of Hudson International Advisors in New York. Prior to forming Hudson International in 1998, he served as Managing Director, Insurance at J.P. Morgan & Company, Inc. Mr. de St. Paer was previously employed at The Equitable (now AXA Financial Advisors), from 1986 until 1997, serving most recently as Senior Executive Vice President and Chief Financial Officer of The Equitable and as Executive Vice President of Strategic Studies and Development of the AXA Group.

Charles F. Barr has been Executive Vice President and General Counsel of XL since November 2004, having previously served as General Counsel of X.L. America, Inc. from 2002. Before joining XL, Mr. Barr was General Counsel of Benfield Blanch from 2000 to 2002. Mr. Barr was previously Senior Vice President, Secretary and General Counsel of General Re Corporation from 1994 to 2000 and Assistant General Counsel from 1989 to 1994. Prior to that he was Senior Vice President and General Counsel of General Accident Insurance Company of America from 1987 to 1989.

Clive R. Tobin has been Executive Vice President and Chief Executive of Insurance Operations since April 2004. Mr. Tobin was President and Chief Executive of XL Winterthur International from February 2002, having previously served as Deputy Chief Executive and Chief Underwriting Officer of XL Winterthur International following XL’s acquisition of the risk management business from Credit Suisse in 2001, and President and Chief Executive of XL Insurance (Bermuda) Ltd since July 1999. From 1995 to 1999, Mr. Tobin held a variety of senior management positions at XL. Prior to joining XL in 1995, Mr. Tobin served as President of Rockefeller Insurance Company and Acadia Risk Management Services, Inc., in New York. From 1979 to 1986, Mr. Tobin served as Vice President of Risk Management Services for Marsh & McLennan, Inc.

Henry C.V. Keeling was Executive Vice President of XL (“EVP”) and Chief Executive of Reinsurance Operations from July 2000 until November 2004 when he was appointed EVP, Chief Executive of Reinsurance Operations and Global Head of Business Services, and January 2006 when he became EVP, Chief Global Head of Business Services and Chief Executive, Reinsurance Life Operations. Mr. Keeling was Chief Executive Officer of XL Re Ltd since August 1998. Mr. Keeling was President and Chief Operating and Underwriting Officer of Mid Ocean Re (now known as XL Re Ltd) from 1992 to 1998. He previously served as a director of Taylor Clayton (Underwriting Agencies) Ltd and deputy underwriter for Syndicate 51 at Lloyd’s from 1984 through 1992.

Anthony E. Beale has been Senor Vice President, Head of Global Human Resources since he joined XL in September 2000. Mr. Beale was Managing Director at Santander Investment Securities from 1997 to 1999. Mr. Beale previously served as Managing Director of J.P. Morgan until 1997.

Michael C. Lobdell has been Chief Executive Officer of Global Business Services for XL since 2006. He is responsible for overall execution and service delivery across the XL group of companies and oversees infrastructure and project management, including technology, procurement, real estate, facilities, outsourcing and offshoring. He served for 28 years at JPMorganChase in leadership positions including Senior Partner of Mergers & Acquisitions, Managing Director and Chief Operating Officer of Global Investment Banking, Chairman of JPMorgan North American Investment Banking Management Committee, Head of Risk Technology Operations for Europe, and most recently, Managing Director and Head of Chase Middle Market Treasury Service Integration Project. He also serves as Director of the New York City Investment Fund and Vice Chairman of the Board, Westminster School, Simsbury, Connecticut.

Sarah E. Street has been Chief Investment Officer of XL since 2006. She joined XL as Chief Executive Officer of XL Capital Investment Partners Inc., a wholly owned subsidiary of XL in 2001. She is responsible for investment strategy for the XL Capital group of companies, encompassing asset allocation, performance, compliance and risk management and is a member of the XL Capital Investment Committee. Prior to coming to XL, she worked at JPMorganChase for 16 years, the last ten of which were focused on hedge funds.

James H. Veghte has been Chief Executive of Reinsurance General Operations since 2006. In 2004, he was appointed Chief Executive Officer of XL Reinsurance America Inc. (XLRA) and served as Chief Operating Officer of XL’s reinsurance operations. He also served as President, Chief Operating Officer & Chief Underwriting Officer of XL Re Ltd and previously held roles with the XL Capital group of companies including President of XL Re Latin America Ltd., Chief Operating Officer of Le Mans Re (now XL Re Europe), General Manager of XL Re Ltd’s London branch and Executive Vice President and Underwriter of XL Mid Ocean Reinsurance Ltd in Bermuda. Prior to joining XL, he served as Senior Vice President and Chief Underwriting Officer of Winterthur Reinsurance Corp of America.

Michael P. Esposito, Jr. has been Chairman of the Board since 1995 and a Director of XL since 1986. Mr. Esposito has served as Chairman and a director of Primus Guaranty Ltd since March 2002. He has also served as a director of Annuity and Life Re (Holdings), Ltd. since 1997 and a director of Forest City Enterprises since 1995. Mr. Esposito was Co-Chairman of Inter-Atlantic Capital Partners, Inc. from April 1995 to December 2000. Mr. Esposito served as Chief Corporate Compliance, Control and Administrative Officer of the Chase Manhattan Corporation from 1991 to 1995, having previously served as that company’s Executive Vice President and Chief Financial Officer from 1987 to 1991.

Cyril Rance has been a Director of XL since 1990. Prior to his retirement, Mr. Rance served as President and Chief Executive Officer of the Bermuda Fire & Marine Insurance Co. Ltd. from 1985 to 1990. Mr. Rance has had a long and varied career in civic and government service and serves as a director of several investment, real estate, shipping and insurance companies located in Bermuda.

Ellen E. Thrower has been a Director of XL since 1995. Dr. Thrower has been Executive Director and Professor of Risk Management and Insurance at the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2001, and is President Emeritae of the College of Insurance, where she served as President and Chief Executive Officer from 1988 to 2001 (when the College of Insurance merged into St. John’s University). Dr. Thrower has also served as a director of SBLI USA Mutual Life Insurance Company, Inc. since 2004 and a director of United Educators Insurance since 1996.

Dale R. Comey has been a Director of XL since 2001. Mr. Comey is a director of St. Francis Hospital and Medical Center. Prior to his retirement, Mr. Comey was Executive Vice President at the corporate headquarters of the ITT Corporation from 1990 to 1996, where he was responsible for directing the operations of several ITT business units, including ITT Hartford and ITT Financial Corporation.

John T. Thornton has been a Director of XL since 1988. Mr. Thornton is the Chairman of JT Investments Inc., a property and investment company that he founded in 1999. He has also been a director of Arcadia Resources, Inc. since June 2004. Mr. Thornton served as Executive Vice President and Chief Financial Officer of Wells Fargo & Company (formerly Norwest Corporation) from 1967 to 1998. Mr. Thornton also served as Executive Vice President and Financial Executive of Wells Fargo & Company from December 1998 until November 1999.

Joseph Mauriello has been a Director of XL since 2006. Mr. Mauriello was formerly Deputy Chairman and Chief Operating Officer of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005 and a director of KPMG LLP (United States) and KPMG Americas Region from 2004 to 2005. Over the last 40 years at KPMG, Mr. Mauriello has held numerous leadership positions, including Vice Chairman of Financial Services from 2002 to 2004. He is a Certified Public Accountant in New York and New Jersey and is a member of the American Institute of Certified Public Accountants. He is also a member of the Board of Overseers of the School of Risk Management, Insurance and Actuarial Science of the Peter J. Tobin College of Business at St. John’s University since 2002, and a trustee of the St. Barnabas Medical Center in New Jersey since 2003.

Eugene M. McQuade has been a Director of XL since 2004. Mr. McQuade has been President and Chief Operating Officer of Federal Home Loan Mortgage Corp. (“Freddie Mac”) since September 2004 and a director of Freddie Mac since November 2004. Mr. McQuade was President and a director of Bank of America Corporation from April 2004 to June 2004. He previously had been President and Chief Operating Officer at FleetBoston Financial Corporation from 2002 to March 2004. Mr. McQuade served as Vice Chairman and Chief Financial Officer of FleetBoston Financial Corporation from 1997 to 2002. He also served as a director of FleetBoston Financial Corporation from 2003 until April 2004 (when FleetBoston Financial Corporation merged into Bank of America Corporation).

Mr. McQuade is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Robert S. Parker has been a Director of XL since 1992. Dr. Parker has been Dean Emeritus and the Robert S. Parker Chaired Professor of the McDonough School of Business at Georgetown University since 1998. He served as Dean and a Professor of the School of Business Administration at Georgetown University from 1986 to 1997. Dr. Parker has been a director of Middlesex Mutual Assurance Company since 1988.

Alan Z. Senter has been a Director of XL since 1986. Mr. Senter is the Chairman of AZ Senter Consulting LLC, a financial advisory firm that he founded in 1993. Mr. Senter served as Executive Vice President and Chief Financial Officer of Verizon Communications, Inc. (formerly NYNEX Corporation) from 1994 to 1997 and served as a director and Executive Vice President and Chief Financial Officer of International Specialty Products from 1992 to 1994. Mr. Senter previously served as the Vice President and Senior Financial Officer of Xerox Corporation from 1989 to 1992.

Robert R. Glauber has been a Director of XL since September 2006 and previously was a Director of XL from August 1998 through May 2005. Mr. Glauber is also a director of Moody's Corporation and Freddie Mac. Mr. Glauber formerly was the Chairman and Chief Executive of The National Association of Securities Dealers, Inc., the Under Secretary at the U.S. Treasury Department and a director of various Dreyfus Corp. investment funds and the Federal Reserve Bank of Boston. Mr. Glauber was a Lecturer at the John F. Kennedy School of Government at Harvard University from 1992 to 2000 and was also a Professor of Business Administration at the Harvard Business School.

Herbert Haag has been a Director of XL since June 2006. Mr. Haag was the founding President and Chief Executive Officer of Bermuda-based reinsurer PartnerRe Ltd. in 1993. He retired in December 2000 and served as Senior Advisor of Partner Re Ltd. for two more years. Mr. Haag’s insurance industry career spans approximately 40 years, including 24 years with Swiss Reinsurance Company where he held various senior positions, including nine years as Head of its Japanese operation, and latterly as Executive Vice President and Chairman/Board Member of several Swiss Re subsidiary companies. Mr. Haag is the President of the Swiss-Japanese Society in Switzerland.